Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Reports Second Quarter 2022 Results

• Q2 2022 net loss was $(0.74) per basic and diluted share and adjusted non-GAAP net income was $1.58 per basic and $1.56 per diluted share

• Total revenue for Q2 2022 was $74.1 million, compared to $48.1 million in Q2 2021, primarily reflecting product sales of vasopressin and PEMFEXY®

• First half 2022 adjusted non-GAAP earnings per basic share1 more than doubled to $5.60 from full year 2021 adjusted non-GAAP earnings per basic share, outperforming any full year in the Company’s history

• First half 2022 revenue of $190 million exceeds full year 2021 revenue of $171.5 million

• First half 2022 net sales of vasopressin and PEMFEXY combined totaled $99.4 million

• Cash and net receivables totaled $122.5 million at June 30, 2022, after the acquisition of Acacia Pharma Group plc (“Acacia”)

• Completed acquisition of Acacia, adding two FDA-approved new chemical entities, BARHEMSYS® and BYFAVO®, with strong patent protection and expanding footprint in acute care sector with peak sales potential of $275 million2

• Strengthened hospital pipeline through equity stake in, and an option to acquire, Enalare Therapeutics Inc (“Enalare”)3 . This investment brings a pipeline of three leading indications in which ENA-001, a novel agnostic respiratory stimulant, is the most advanced candidate, with the potential to come to market for post operative respiratory depression in 2026 and community drug overdose thereafter, if approved

• Supported the AOP Orphan Pharmaceuticals GmbH, a member of the AOP Group (“AOP Health”), submission of new drug application for landiolol, an ultra-selective Beta-1 Adrenergic Blocker; FDA decision on approval expected mid 2023 with potential for up to five years of new chemical entity exclusivity

WOODCLIFF LAKE, NJ—August 9, 2022—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced financial results for the three months ended June 30, 2022.

1 Adjusted non-GAAP net income, adjusted non-GAAP earnings per share, adjusted non-GAAP R&D expense and adjusted non-GAAP SG&A expense are non-GAAP financial measures. For descriptions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures, please see below and the tables at the end of this press release.

2 These estimates are the result of market research performed by or for Eagle Pharmaceuticals.

3 Please reference the Company’s press release on Enalare issued on August 9, 2022

Business and Recent Highlights:

•	Completed the acquisition of Acacia on June 9, 2022, providing Eagle with two currently marketed, acute care, hospital products, both of which are new chemical entities (“NCEs”) with strong patent protection:

o	BARHEMSYS®4 is the first and only antiemetic approved by the FDA for rescue treatment of postoperative nausea and vomiting despite prophylaxis[5]
o	BYFAVO®6 for injection is indicated for the induction and maintenance of procedural sedation in adults undergoing procedures lasting 30 minutes or less, with an estimated total addressable market in procedural sedation of more than $0.4 billion per year[7] in the U.S.

o	Combined addressable market is an estimated $3.1 billion per year[8]

o	Projected annual peak sales of $275 million[9] in the United States

•	Acquired an equity stake in, with an option to purchase, Enalare, adding a portfolio of novel NCEs with strong intellectual property protection, from the mid-2030s into the 2040s, including composition of matter patents. Enalare’s lead compound, ENA-001 is an investigational, one-of-a-kind NCE being developed as an agnostic respiratory stimulant for multiple patient populations experiencing acute respiratory depression. The initial targeted indications include: post-operative respiratory depression, the most advanced development program; community drug overdose; and Apnea of Prematurity, a common condition in preterm infants. The Company believes this acquisition strengthens Eagle’s position as a diversified pharmaceutical company and a leader in hospital/anesthesia.

•	Supported AOP’s submission of new drug application (“NDA”) for landiolol, an ultra-selective Beta-1 Adrenergic Blocker, seeking approval for the short-term reduction of ventricular rate in patients with supraventricular tachycardia, including atrial fibrillation and atrial flutter. FDA decision with respect to approval is expected mid-2023, and enrollment of the study of pediatric patients with supraventricular tachycardia is underway in Europe.

•	Appointed pharmaceutical industry veteran, Debra M. Hussain, as Senior Vice President, Head of Commercial.

Financial Highlights

Second Quarter and First Half 2022

•	Total revenue for Q2 2022 was $74.1 million, compared to $48.1 million in Q2 2021, primarily reflecting product sales of vasopressin and PEMFEXY.

•	Q2 2022 net loss was $(9.5) million, or $(0.74) per basic and diluted share, compared to net income of $3.6 million, or $0.28 per basic and $0.27 diluted share, in Q2 2021.

•	Q2 2022 adjusted non-GAAP net income was $20.3 million, or $1.58 per basic and $1.56 per diluted share, compared to adjusted non-GAAP net income of $12.4 million, or $0.95 per basic and $0.93 diluted share, in Q2 2021.

•	Cash and cash equivalents were $36.6 million, net accounts receivable was $85.9 million, and debt was $50.0 million, as of June 30, 2022.

4 https://bynder.acaciapharma.com/m/5d7c2cd0d58865f7/original/Barhemsys-Prescribing-Information.pdf

5 FDA labels for other recommended treatments do not include treatment after failed prophylaxis.

6 https://bynder.acaciapharma.com/m/403e8c343b2922de/original/Byfavo-PI.pdf

7 These estimates are the result of market research performed by or for Eagle Pharmaceuticals.

8 These estimates are the result of market research performed by or for Eagle Pharmaceuticals.

9 These estimates are the result of market research performed by or for Eagle Pharmaceuticals.

“Our 2022 results to date are bearing out the vision that we have been articulating for Eagle for some time. It’s only midyear, and we have already turned in the best earnings performance in the history of our company. Our first-half earnings per share are more than twice our full-year 2021 numbers. As we look to sustain and accelerate this growth, we continue to support our commercial launches and broaden our portfolio through acquisitions, such as Acacia and the potential to acquire Enalare, both of which enhance our position in hospitals and critical care,” stated Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.

“The addition of BARHEMSYS and BYFAVO, the planned launch of landiolol next year, if approved, CAL02, and now our investment in Enalare, puts us well on our way to becoming a diverse pharmaceutical company. We are pleased that we have delivered on our previously stated aspirations and believe we are well positioned to use 2022 as a springboard for further growth,” concluded Tarriff.

Second Quarter 2022 Financial Results

Total revenue for the three months ended June 30, 2022 was $74.1 million, as compared to $48.1 million for the three months ended June 30, 2021.

Q2 2022 PEMFEXY product sales were $16.5 million and vasopressin product sales were $11.3 million.

Q2 2022 RYANODEX® product sales were $8.8 million, compared to $7.9 million in the second quarter of 2021.

Q2 2022 BELRAPZO® product sales were $8.1 million, compared to $7.6 million in the second quarter of 2021.

Royalty revenue was $24.9 million in the second quarter of 2022, compared to $28.5 million in the second quarter of 2021. BENDEKA royalties were $23.0 million in the second quarter of 2022, compared to $27.8 million in the second quarter of 2021.

A summary of total revenue is outlined below:

	Three Months Ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales, net	$49,201	$19,621
Royalty revenue	24,935	28,503
Total revenue	$74,136	$48,124

Gross margin was 68% during the second quarter of 2022, as compared to 78% in the second quarter of 2021. The decrease in gross margin was driven by revenue mix, primarily the launch of PEMFEXY and vasopressin.

R&D expense was $11.4 million for the second quarter of 2022, compared to $9.9 million for the second quarter of 2021. The increase was primarily due to clinical expense for fulvestrant and spend on CAL02. Excluding stock-based compensation and other non-cash and non-recurring items, adjusted non-GAAP R&D expense during the second quarter of 2022 was $10.8 million.

SG&A expenses in the second quarter of 2022 totaled $36.8 million compared to $16.6 million in the second quarter of 2021. This increase was primarily related to external legal spend for the acquisition of Acacia, severance costs, and sales and marketing expenses associated with the launch of PEMFEXY. Excluding stock-based compensation and other non-cash and non-recurring items, second quarter 2022 adjusted non-GAAP SG&A expense was $15.2 million.

Net loss for the second quarter of 2022 was $(9.5) million, or $(0.74) per basic and diluted share, compared to net income of $3.6 million, or $0.28 per basic and $0.27 per diluted share, in the second quarter of 2021, as a result of the factors discussed above.

Adjusted non-GAAP net income for the second quarter of 2022 was $20.3 million, or $1.58 per basic and $1.56 per diluted share, compared to adjusted non-GAAP net income of $12.4 million, or $0.95 per basic and $0.93 diluted share, in the second quarter of 2021.

2022 Full Year Expense Guidance

•	Adjusted non-GAAP R&D expense for the full year 2022 is expected to be in the range of $46 million to $50 million, as compared to $32.5 million in 2021.
•	Adjusted non-GAAP SG&A expense for the full year 2022 is expected to be in the range of $62 million to $66 million, as compared to $54.9 million in 2021.

Liquidity

As of June 30, 2022, Eagle had $36.6 million in cash and cash equivalents and $85.9 million in net accounts receivable, and $50.0 million in outstanding debt. Therefore, as of June 30, 2022, Eagle had cash plus net receivables of $122.5 million.

Conference Call

As previously announced, Eagle management will host its second quarter 2022 conference call as follows:

Date	August 9, 2022

Time	8:30 A.M. ET

Toll free (U.S.)	800-445-7795

International	203-518-9843

Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for two weeks after the call's completion by dialing 800-938-0997 (U.S.) or 402-220-1541 (International) and entering conference call ID EGRXQ222. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include vasopressin, PEMFEXY®, RYANODEX®, BENDEKA®, BELRAPZO®, TREAKISYM® (Japan), and BYFAVO® and BARHEMSYS® through its wholly owned subsidiary Acacia Pharma Inc. Eagle’s oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “could,” “should,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” “estimate,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events such as: the Company’s financial projections and guidance, including anticipated financial performance for 2022, including expected R&D and SG&A expense; any further investments in Enalare and Enalare’s development programs; the potential exercise of Eagle’s option to acquire all of Enalare’s outstanding shares; the potential benefits and commercial opportunity of Enalare’s product candidates; the potential of Enalare product candidates to immediately expand Eagle’s long-term growth possibilities, if acquired; statements regarding expectations with respect to whether and when the Acacia acquisition may be earnings accretive; expectations with respect to synergies; expectations that the acquisition of Acacia Pharma will help improve the care of patients undergoing medical treatments, solidify the Company's leadership position in the hospital and oncology space and bring long-term value to the Company's shareholders; the estimated addressable market size and estimated sales figures for BARHEMSYS and BYFAVO and other products or product candidates; the ability of BARHEMSYS and BYFAVO, as well as the Company’s investment in Enalare, serve to diversify and complement its revenue streams and strengthen its advantage in acute care; the ability of Enalare to advance global development and future commercialization of ENA001 and the Company’s potential acquisition of Enalare in the future, subject to the completion of certain milestones; the Company’s ability to pursue additional potential transactions to further diversify its product portfolio and pipeline on favorable terms or at all; the Company’s ability to obtain and maintain regulatory approval of its products and product candidates; the Company's clinical development plan for its product candidates, including the number and timing of development initiatives or new indications for the Company’s product candidates; the Company’s timing and ability to enroll patients in upcoming clinical trials, including for CAL02; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for the Company’s product candidates, including landiolol and its fulvestrant product; the progress and success of the Company’s launch of any products, including vasopressin and PEMFEXY; the addressable market size for, and the ability of the Company to successfully commercialize, its product candidates, including vasopressin and PEMFEXY; the ability of vasopressin to benefit providers and patients as an alternative to Vasostrict; the ability of BARHEMSYS, BYFAVO, landiolol and other products and product candidates to address unmet clinical needs; the potential market opportunity for the Company’s products or product candidates, including for BARHEMSYS, BYFAVO and landiolol; the period of marketing exclusivity for any of the Company’s products or product candidates, including vasopressin; the resolution of patent litigation and all related settlement terms, including the date of market entry and the potential for earlier market entry under certain circumstances; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for the Company’s product candidates and the Company’s ability to maintain regulatory approval of its products and product candidates; the Company's clinical development plan for the product candidates in its portfolio; the implementation of certain healthcare reform measures; the ability of the Company to obtain and maintain coverage and adequate reimbursement for its products; the success of the Company's collaborations with its strategic partners and the timing and results of these partners’ preclinical studies and clinical trials, and the Company’s potential earnings potential through such collaborations; the ability of the Company’s executive team to execute on the Company’s strategy and to utilize its cash and other assets to increase shareholder value; and the ability of the Company’s product candidates to deliver value to stockholders; the Company's ability to deliver value in 2022 and over the long term; the Company’s ability to sustain and accelerate this growth; the Company’s ability to utilize its cash and other assets to increase shareholder value; the Company’s ability to effectively manage and control expenses in line with its budget; and the Company's plans and ability to advance the products in its pipeline; potential opportunities for, and the Company’s ability to complete, business development transactions, in a timely manner, on favorable terms to the Company, or at all; the sufficiency of the Company’s cash flows and capital resources; and the Company’s ability to achieve expected future financial performance and results. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company's control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the risk that the anticipated benefits of the Company’s recently completed transaction with Acacia Pharma are not realized; the impacts of the COVID-19 pandemic and geopolitical events such as the conflict in Ukraine, including disruption or impact in the sales of the Company's marketed products, interruptions or other adverse effects to clinical trials, delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems, disruption in the operations of the Company's third party partners and disruption of the global economy, and the overall impact of the COVID-19 pandemic or other events on the Company's business, financial condition and results of operations; macroeconomic conditions, including rising inflation and uncertain credit and financial markets; whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the Company will successfully implement its development plan for its product candidates; delay in or failure to obtain regulatory approval of the Company's or its partners’ product candidates; whether the Company can successfully market and commercialize its product candidates; the success of the Company's relationships with its partners; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of its products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, including the COVID-19 pandemic and geopolitical events, on economic activity and the performance of the financial markets generally; the strength and enforceability of the Company's intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; and factors in addition to the foregoing that may impact the Company’s financial projects and guidance, including among other things, any potential business development transactions, acquisitions, restructurings or legal settlements, in addition to any unanticipated factors, that may cause the Company’s actual results and outcomes to materially differ from its projections and guidance; and those risks and uncertainties identified in the “Risk Factors” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022, and its other subsequent filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which the Company expects to file with the SEC on August 9, 2022. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted non-GAAP net income, adjusted non-GAAP earnings per share attributable to Eagle, adjusted non-GAAP R&D expense and adjusted non-GAAP SG&A expense. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted non-GAAP net income and related earnings per share information excludes amortization expense, stock-based compensation expense, depreciation expense, severance, acquisition related costs, legal settlement, non-cash interest expense, fair value adjustments on equity investment, convertible promissory note related credit losses, fair value adjustments related to derivative instruments, accretion of discount on convertible promissory note, foreign currency exchange loss and the tax effect of these adjustments.

Adjusted non-GAAP R&D expense excludes stock-based compensation expense and depreciation expense.

Adjusted non-GAAP SG&A expense excludes stock-based compensation expense, amortization expense, depreciation expense, severance, legal settlement and acquisition related costs.

The Company believes the use of non-GAAP financial measures helps indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached reconciliation tables for details of the amounts excluded and included to arrive at certain of the non-GAAP financial measures.

Investors should note that reconciliations of the forward-looking or projected non-GAAP financial measures included in this press release to their most comparable GAAP financial measures cannot be provided because the Company cannot do so without unreasonable efforts due to the unavailability of  information needed to calculate the reconciling items and the variability, complexity, and limited visibility of comparable GAAP measures, and the reconciling items that would be excluded from the non-GAAP financial measures in the future. Reconciliations of the components of projected adjusted non-GAAP R&D and adjusted non-GAAP SG&A to their most comparable GAAP financial measures is not provided because the quantification of projected GAAP R&D and SG&A and the reconciling items between projected GAAP to adjusted non-GAAP R&D and SG&A cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, with respect to GAAP R&D and SG&A, the Company is not able to calculate the favorable or unfavorable expenses related to the fair value adjustments on equity investments and derivative instruments primarily due to nature of these transactions. Such unavailable information could be significant such that actual GAAP R&D and SG&A would vary significantly from projected GAAP and adjusted non-GAAP R&D and adjusted non-GAAP SG&A.

These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

-- Financial tables follow --

EAGLE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$36,562	$97,659
Accounts receivable, net	85,920	41,149
Inventories	57,712	21,908
Prepaid expenses and other current assets	14,262	11,890
Total current assets	194,456	172,606
Property and equipment, net	1,459	1,636
Intangible assets, net	112,474	10,671
Goodwill	43,057	39,743
Deferred tax asset, net	23,244	18,798
Other assets	7,066	10,278
Total assets	$381,756	$253,732
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,971	$16,431
Accrued expenses and other liabilities	67,150	32,338
Current debt	21,843	25,607
Total current liabilities	108,964	74,376
Long-term debt	28,018	—
Deferred tax liability	4,536	—
Other long-term liabilities	2,256	2,903
Total liabilities	143,774	77,279
Commitments and Contingencies
Stockholders' equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 17,549,023 and 16,903,034 shares issued as of June 30, 2022 and December 31, 2021, respectively	18	17
Additional paid in capital	358,377	325,779
Accumulated other comprehensive income (loss)	2,281	(94)
Retained earnings	110,470	75,862
Treasury stock, at cost, 4,278,831 and 4,111,622 shares as of June 30, 2022 and December 31, 2021, respectively	(233,164)	(225,111)
Total stockholders' equity	237,982	176,453
Total liabilities and stockholders' equity	$381,756	$253,732

EAGLE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product sales, net	$49,201	$19,621	$139,289	$36,741
Royalty revenue	24,935	28,503	50,721	52,632
Total revenue	74,136	48,124	190,010	89,373
Operating expenses:
Cost of product sales	21,171	7,907	46,347	16,349
Cost of royalty revenue	2,493	2,850	5,072	5,263
Research and development	11,437	9,911	17,545	24,199
Selling, general and administrative	36,832	16,636	59,014	36,515
Total operating expenses	71,933	37,304	127,978	82,326
Income from operations	2,203	10,820	62,032	7,047
Interest income	244	163	398	198
Interest expense	(552)	(422)	(918)	(844)
Other (expense) income	(7,763)	(5,013)	(9,720)	487
Total other (expense) income, net	(8,071)	(5,272)	(10,240)	(159)
(Loss) income before income tax provision	(5,868)	5,548	51,792	6,888
Income tax provision	(3,582)	(1,936)	(17,184)	(3,697)
Net (loss) income	$(9,450)	$3,612	$34,608	$3,191
(Loss) earnings per share attributable to common stockholders:
Basic	$(0.74)	$0.28	$2.71	$0.24
Diluted	$(0.74)	$0.27	$2.67	$0.24
Weighted average number of common shares outstanding:
Basic	12,836,116	13,108,998	12,773,727	13,116,370
Diluted	12,836,116	13,262,164	12,951,788	13,293,920

EAGLE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$34,608	$3,191
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(4,445)	1,119
Depreciation expense	345	378
Noncash operating lease expense related to right-of-use assets	593	508
Amortization expense of intangible assets	2,197	1,412
Fair value adjustments on equity investment	3,230	(400)
Stock-based compensation expense	8,795	10,789
Convertible promissory note related credit losses	62	100
Amortization of debt issuance costs	236	236
Fair value adjustments related to derivative instrument	620	(188)
Accretion of discount on convertible promissory note	(91)	(56)
Loss on foreign currency exchange rates	1,281	—
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(44,312)	(1,981)
Inventories	(8,862)	(219)
Prepaid expenses and other current assets	(6)	(1,802)
Accounts payable	2,931	4,868
Accrued expenses and other liabilities	29,006	1,710
Other assets and other long-term liabilities, net	193	(594)
Net cash provided by operating activities	26,381	19,071
Cash flows from investing activities:
Purchase of Acacia, net of cash acquired	(75,416)	—
Purchase of property and equipment	(168)	(269)
Purchase of convertible promissory note	—	(5,000)
Net cash used in investing activities	(75,584)	(5,269)
Cash flows from financing activities:
Proceeds from common stock option exercises	1,500	1,608
Employee withholding taxes related to stock-based awards	(1,341)	(1,551)
Payment of debt	(4,000)	(4,000)
Repurchases of common stock	(8,053)	(4,297)
Net cash used in financing activities	(11,894)	(8,240)
Net (decrease) increase in cash and cash equivalents	(61,097)	5,562
Cash and cash equivalents at beginning of period	97,659	103,155
Cash and cash equivalents at end of period	$36,562	$108,717
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes, net	$10,570	$4,300
Interest	525	625

EAGLE PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND
ADJUSTED NON-GAAP EARNINGS PER SHARE (UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income - GAAP	$(9,450)	$3,612	$34,608	$3,191

Adjustments:
Cost of product revenues:
Amortization expense	1,466	301	2,197	602
Research and development:
Stock-based compensation expense	601	641	1,244	1,536
Depreciation expense	44	54	92	107
Severance	-	-	-	274
Selling, general and administrative:
Stock-based compensation expense	3,899	3,640	7,551	9,253
Acquisition related costs	9,849	-	11,339	-
Amortization expense	-	405	-	810
Depreciation expense	124	134	253	271
Severance	7,742	28	7,791	334
Legal settlement	-	-	300	-
Other:
Non-cash interest expense	278	118	396	236
Fair value adjustments on equity investment	700	5,200	3,230	(400)
Convertible promissory note related credit losses	26	-	62	100
Fair value adjustments related to derivative instrument	6,239	(188)	5,631	(188)
Accretion of discount on convertible promissory note	(45)	(56)	(90)	(56)
Foreign currency exchange loss	798	-	798	-
Tax effect of the non-GAAP adjustments	(1,956)	(1,489)	(2,935)	(403)
Adjusted non-GAAP net income	$20,315	$12,400	$72,467	$15,667

Adjusted non-GAAP earnings per share:
Basic	$1.58	$0.95	$5.67	$1.19
Diluted	$1.56	$0.93	$5.60	$1.18
Weighted average number of common shares outstanding:
Basic	12,836,116	13,108,998	12,773,727	13,116,370
Diluted	12,997,602	13,262,164	12,951,788	13,293,920

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA (UNAUDITED)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2022	2021	2022	2021	2022	2021
Net (loss) income - GAAP	$(9,450)	$3,612	$34,608	$3,191	$22,790	$(8,627)

Add back:
Interest expense, net of interest income	308	259	520	646	949	1,075
Income tax provision	3,582	1,936	17,184	3,697	17,566	4,079
Depreciation and amortization expense	1,634	894	2,542	1,790	4,512	3,760

Add back:
Stock-based compensation expense	4,500	4,281	8,795	10,789	17,561	19,555
Fair value adjustments on equity investment	700	5,200	3,230	(400)	9,800	6,170
Expense of acquired in-process research & development	-	-	-	-	15,339	15,339
Convertible promissory note related credit losses	26	-	62	100	720	758
Fair value adjustments related to derivative instrument	6,239	(188)	5,631	(188)	5,133	(686)
Foreign currency exchange loss	798	-	798	-	798	-
Legal Settlement	-	-	300	-	300	-
Acquisition related costs	9,849	-	11,339	-	11,339	-
Severance	7,742	28	7,791	608	9,267	2,084
Adjusted Non-GAAP EBITDA	$25,928	$16,022	$92,800	$20,233	$116,074	$43,507

Important Safety Information for BARHEMSYS® (amisulpride)4 Injection

Contraindication

BARHEMSYS is contraindicated in patients with known hypersensitivity to amisulpride.

QT Prolongation

BARHEMSYS causes dose- and concentration-dependent prolongation of the QT interval. The recommended dosage is 5 mg or 10 mg as a single intravenous (IV) dose infused over 1 to 2 minutes.

Avoid BARHEMSYS in patients with congenital long QT syndrome and in patients taking droperidol.

Electrocardiogram (ECG) monitoring is recommended in patients with pre-existing arrhythmias/cardiac conduction disorders, electrolyte abnormalities (e.g., hypokalemia or hypomagnesemia), congestive heart failure, and in patients taking other medicinal products (e.g., ondansetron) or with other medical conditions known to prolong the QT interval.

Adverse Reactions

Common adverse reactions reported in ≥ 2% of adult patients who received BARHEMSYS 5 mg (n=748) and at a higher rate than placebo (n=741) in clinical trials for the prevention of PONV were: chills (4% vs. 3%), hypokalemia (4% vs. 2%), procedural hypotension (3% vs. 2%), and abdominal distention (2% vs. 1%).

Serum prolactin concentrations were measured in one prophylaxis study where 5% (9/176) of BARHEMSYS-treated patients had increased blood prolactin reported as an adverse reaction compared with 1% (1/166) of placebo-treated patients.

The most common adverse reaction, reported in ≥ 2% of adult patients who received BARHEMSYS 10 mg (n=418) and at a higher rate than placebo (n=416), in clinical trials for the treatment of PONV was infusion site pain (6% vs. 4%).

Use in Specific Populations

Lactation

Amisulpride is present in human milk. There are no reports of adverse effects on the breastfed child and no information on the effects of amisulpride on milk production.

BARHEMSYS may result in an increase in serum prolactin levels, which may lead to a reversible increase in maternal milk production. In a clinical trial, serum prolactin concentrations in females (n=112) increased from a mean of 10 ng/mL at baseline to 32 ng/mL after BARHEMSYS treatment and from 10 ng/mL to 19 ng/mL in males (n=61). No clinical consequences due to elevated prolactin levels were reported.

To minimize exposure to a breastfed infant, lactating women may consider interrupting breastfeeding and pumping and discarding breast milk for 48 hours after receiving a dose of BARHEMSYS.

Pediatric Use

Safety and effectiveness in pediatric patients have not been established.

Geriatric Use

No overall differences in safety or effectiveness were observed between these patients and younger patients, and other reported clinical experience has not identified differences in responses between the elderly and younger patients, but greater sensitivity of some older individuals cannot be ruled out.

Renal Impairment

Avoid BARHEMSYS in patients with severe renal impairment (estimated glomerular filtration rate [eGFR] < 30 mL/min/1.73 m2). The pharmacokinetics of amisulpride in patients with severe renal impairment have not been adequately studied in clinical trials. Amisulpride is known to be substantially excreted by the kidneys, and patients with severe renal impairment may have increased systemic exposure and an increased risk of adverse reactions.

No dosage adjustment is necessary in patients with mild to moderate renal impairment

(eGFR ≥ 30 mL/min/1.73 m2).

Drug Interactions

•	BARHEMSYS causes dose- and concentration-dependent QT prolongation. To avoid potential additive effects, avoid use of BARHEMSYS in patients taking droperidol.
•	ECG monitoring is recommended in patients taking other drugs known to prolong the QT interval (e.g., ondansetron).
•	Reciprocal antagonism of effects occurs between dopamine agonists (e.g., levodopa) and BARHEMSYS. Avoid using levodopa with BARHEMSYS.

Important Safety Information for BYFAVO™ (remimazolam)5 Injection

Indications

BYFAVO is a benzodiazepine indicated for the induction and maintenance of procedural sedation in adults undergoing procedures lasting 30 minutes or less.

Important Safety Information

WARNING: PERSONNEL AND EQUIPMENT FOR MONITORING AND RESUSCITATION AND RISKS FROM CONCOMITANT USE WITH OPIOID ANALGESICS

Personnel and Equipment for Monitoring and Resuscitation

•	Only personnel trained in the administration of procedural sedation, and not involved in the conduct of the diagnostic or therapeutic procedure, should administer BYFAVO.

•	Administering personnel must be trained in the detection and management of airway obstruction, hypoventilation, and apnea, including the maintenance of a patent airway, supportive ventilation, and cardiovascular resuscitation.

•	BYFAVO has been associated with hypoxia, bradycardia, and hypotension. Continuously monitor vital signs during sedation and during the recovery period.

•	Resuscitative drugs, and age- and size-appropriate equipment for bag-valve-mask–assisted ventilation must be immediately available during administration of BYFAVO.

Risks From Concomitant Use With Opioid Analgesics and Other Sedative-Hypnotics

Concomitant use of benzodiazepines, including BYFAVO, and opioid analgesics may result in profound sedation, respiratory depression, coma, and death. The sedative effect of intravenous BYFAVO can be accentuated by concomitantly administered CNS depressant medications, including other benzodiazepines and propofol. Continuously monitor patients for respiratory depression and depth of sedation.

Contraindication

BYFAVO is contraindicated in patients with a history of severe hypersensitivity reaction to dextran 40 or products containing dextran 40.

Personnel and Equipment for Monitoring and Resuscitation

Clinically notable hypoxia, bradycardia, and hypotension were observed in Phase 3 studies of BYFAVO. Continuously monitor vital signs during sedation and through the recovery period. Only personnel trained in the administration of procedural sedation, and not involved in the conduct of the diagnostic or therapeutic procedure, should administer BYFAVO. Administering personnel must be trained in the detection and management of airway obstruction, hypoventilation, and apnea, including the maintenance of a patent airway, supportive ventilation, and cardiovascular resuscitation. Resuscitative drugs, and age- and size-appropriate equipment for bag-valve-mask–assisted ventilation must be immediately available during administration of BYFAVO. Consider the potential for worsened cardiorespiratory depression prior to using BYFAVO concomitantly with other drugs that have the same potential (e.g., opioid analgesics or other sedative-hypnotics). Administer supplemental oxygen to sedated patients through the recovery period. A benzodiazepine reversal agent (flumazenil) should be immediately available during administration of BYFAVO.

Risks From Concomitant Use With Opioid Analgesics and Other Sedative-Hypnotics

Concomitant use of BYFAVO and opioid analgesics may result in profound sedation, respiratory depression, coma, and death. The sedative effect of IV BYFAVO can be accentuated when administered with other CNS depressant medications (eg, other benzodiazepines and propofol). Titrate the dose of BYFAVO when administered with opioid analgesics and sedative-hypnotics to the desired clinical response. Continuously monitor sedated patients for hypotension, airway obstruction, hypoventilation, apnea, and oxygen desaturation. These cardiorespiratory effects may be more likely to occur in patients with obstructive sleep apnea, the elderly, and ASA-PS class III or IV patients.

Hypersensitivity Reactions

BYFAVO contains dextran 40, which can cause hypersensitivity reactions, including rash, urticaria, pruritus, and anaphylaxis. BYFAVO is contraindicated in patients with a history of severe hypersensitivity reaction to dextran 40 or products containing dextran 40.

Neonatal Sedation

Use of benzodiazepines during the later stages of pregnancy can result in sedation (respiratory depression, lethargy, hypotonia) in the neonate. Observe newborns for signs of sedation and manage accordingly.

Pediatric Neurotoxicity

Published animal studies demonstrate that anesthetic and sedation drugs that block NMDA receptors and/or potentiate GABA activity increase neuronal apoptosis in the developing brain and result in long-term cognitive deficits when used for longer than 3 hours. The clinical significance of this is not clear. However, the window of vulnerability to these changes is believed to correlate with exposures in the third trimester of gestation through the first several months of life but may extend out to approximately 3 years of age in humans.

Anesthetic and sedation drugs are a necessary part of the care of children needing surgery, other procedures, or tests that cannot be delayed, and no specific medications have been shown to be safer than any other. Decisions regarding the timing of any elective procedures requiring anesthesia should take into consideration the benefits of the procedure weighed against the potential risks.

Adverse Reactions

The most common adverse reactions reported in >10% of patients (N=630) receiving BYFAVO 5-30 mg (total dose) and undergoing colonoscopy (two studies) or bronchoscopy (one study) were: hypotension, hypertension, diastolic hypertension, systolic hypertension, hypoxia, and diastolic hypotension.

Use in Specific Populations

Pregnancy

There are no data on the specific effects of BYFAVO on pregnancy. Benzodiazepines cross the placenta and may produce respiratory depression and sedation in neonates. Monitor neonates exposed to benzodiazepines during pregnancy and labor for signs of sedation and respiratory depression.

Lactation

Monitor infants exposed to BYFAVO through breast milk for sedation, respiratory depression, and feeding problems. A lactating woman may consider interrupting breastfeeding and pumping and discarding breast milk during treatment and for 5 hours after BYFAVO administration.

Pediatric Use

Safety and effectiveness in pediatric patients have not been established. BYFAVO should not be used in patients less than 18 years of age.

Geriatric Use

No overall differences in safety or effectiveness were observed between these subjects and younger subjects. However, there is a potential for greater sensitivity (eg, faster onset, oversedation, confusion) in some older individuals. Administer supplemental doses of BYFAVO slowly to achieve the level of sedation required and monitor all patients closely for cardiorespiratory complications.

Hepatic Impairment

In patients with severe hepatic impairment, the dose of BYFAVO should be carefully titrated to effect. Depending on the overall status of the patient, lower frequency of supplemental doses may be needed to achieve the level of sedation required for the procedure. All patients should be monitored for sedation-related cardiorespiratory complications.

Abuse and Dependence

BYFAVO is a federally controlled substance (CIV) because it contains remimazolam which has the potential for abuse and physical dependence.